Exhibit 5.1

3993 Howard Hughes Parkway Suite 600 Las Vegas, Nevada 89169

Our File Number: 51571-00001

December 13, 2012

You On Demand Holdings, Inc.
27 Union Square, West Suite 502
New York, New York 10003

Re:     You On Demand Holdings, Inc./Form S-3

Ladies and Gentlemen:

We have acted as special Nevada counsel for You On Demand Holdings, Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company of 1,954,126 shares (the “Shares”) of its common stock, $0.001 par value per share (the “Common Stock”), to be sold by certain selling stockholders of the Company under a Registration Statement on Form S-3 (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  Of the 1,954,126 Shares subject to the Registration Statement (a) 727,063 of such Shares are outstanding (the “Issued Shares”), (b) 250,0000 of such Shares (the “Conversion Shares”) are issuable upon conversion of the Company’s Series C Preferred Stock (the “Preferred Stock”), and (c) 977,063 of such Shares (the “Warrant Shares”) are issuable upon exercise of warrants to purchase the Company’s Common Stock (the “Warrants”).

We have examined originals or copies of certain corporate documents or records of the Company as described below:

(a)	Registration Statement;
(b)
Articles of Incorporation of the Company filed with the Nevada Secretary of State on October 19, 2004, Articles of Merger filed with the Nevada Secretary of State on December 15, 2004, Certificate of Amendment filed with the Nevada Secretary of State on January 27, 2005, Certificate of Amendment filed with the Nevada Secretary of State on May 7, 2007, Certificate of Amendment filed with the Nevada Secretary of State on July 8, 2010, and Certificate of Amendment filed with the Nevada Secretary of State on February 9, 2012;

(c)	Amended and Restated Bylaws of the Company dated July 30, 2010;
(d)	Securities Purchase Agreement dated as of August 30, 2012 related to the issuance and sale of the Issued Shares, Preferred Stock, and the Warrants;
(e)	Certificate of Designation filed with the Nevada Secretary of State on August 30, 2012 setting forth the rights, terms, privileges, and obligations of the Preferred Stock;
(f)	Form of Warrant; and

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December 13, 2012 Page 2

(g)	Written Consent of the Directors of the Company dated August 29, 2012.

The above items (a) through (g) are referred to herein as the “Documents.”

In rendering the opinion as set forth below, we have assumed: (a) the authenticity of all Documents submitted to us as originals; (b) the conformity to the originals of all Documents submitted to us as copies; (c) the genuineness of all signatures; (d) the legal capacity of natural persons; (e) the truth, accuracy, and completeness of the factual statements contained in all of such Documents; (f) the legal, valid, and binding effect of all such Documents on the parties thereto; and (g) that the Company will act in accordance with its representations and warranties as set forth in the Documents.

We have also reviewed such other matters of law and examined and relied upon such corporate records, agreements, certificates, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

Based upon such examination, and subject to the qualifications and limitations contained herein, it is our opinion that (a) the Issued Shares are duly authorized, validly issued, fully paid, and non-assessable, (b) that the Conversion Shares are duly authorized and when issued in the manner provided for in the Certificate of Designation will be validly issued, fully paid, and non-assessable, and (c) that the Warrant Shares are duly authorized and when issued in the manner provided for in the Warrant will be validly issued, fully paid, and non-assessable.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada (excluding securities laws).  We express no opinion regarding the effect of or compliance with any securities laws related to the issuance or resale of the Shares or the effect of the laws of any jurisdiction other than the State of Nevada.

This opinion letter has been prepared solely for use in connection with the transactions contemplated in the Registration Statement and may be relied upon by investors with respect to such transactions, but is not to be utilized or relied upon for any other purpose without our prior written consent.  We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date hereof.

December 13, 2012 Page 3

We consent to the reference to us under the heading “Legal Matters” in the Registration Statement and consent to the filing of this opinion as Exhibit 5.1 thereto.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K promulgated under the Securities Act.

Sincerely yours,

/s/ Lewis and Roca LLP

LEWIS AND ROCA LLP